UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2008

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On December 23, 2008, Emergent Product Development UK Limited, a wholly-owned subsidiary of Emergent BioSolutions Inc. (“Emergent”), entered into an agreement (the “Termination Agreement”) with Sanofi Pasteur, S.A. to terminate the license and co-development agreement that the two parties had entered into in May 2006 (the “License Agreement”), effective December 31, 2008.

Pursuant to the License Agreement, Emergent had granted Sanofi Pasteur an exclusive, worldwide license under Emergent’s proprietary technology to develop and commercialize a Neisseria meningitis B vaccine candidate in exchange for payment to Emergent of upfront and development fees, milestone payments and royalties.  The License Agreement is described in more detail in Emergent’s Annual Report on Form 10-K for the year ended December 31, 2007.  Based on preclinical studies performed under the License Agreement, both parties determined that the joint efforts had not identified a promising product candidate.

The termination provisions of the Termination Agreement supersede those contained in the License Agreement.  The Termination Agreement provides that all rights and licenses granted by each party to the other shall immediately terminate, except for a limited research license granted to Sanofi with respect to one product candidate.  Both parties released the other party from all obligations under the License Agreement.  The Termination Agreement does not affect Emergent’s right to receive payment for work performed prior to the effectiveness of the termination.  No payments are due resulting from the termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2008	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ R. Don Elsey_____________ R. Don Elsey Chief Financial Officer and Senior Vice President, Finance